Exhibit 21.1

                        MICROCHIP TECHNOLOGY INCORPORATED

                        LIST OF SIGNIFICANT SUBSIDIARIES


Microchip Technology Taiwan
9-1 West 1st Road
Export Processing Zone
Kaohsiung, Taiwan
ROC

Microchip Technology (Thailand) Co., Ltd.
14 Moo 1, T. Wangtakien
A. Muang Chacherngsao
Chacherngsao 24000
Thailand

Microchip Technology (Barbados) Incorporated
Hastings Business Services Limited
Hastings, Christ Church
Barbados